                                                               Exhibit 99(d)(3)

                       EMPLOYEE TERMINATION, CONSULTING
                         AND NON-COMPETITION AGREEMENT

          Employee Termination, Consulting and Non-Competition Agreement (this "Agreement"), dated as of September 26, 2000, by and between Landry's Seafood
----------
Restaurants, Inc., a Delaware corporation ("Purchaser"), and Steven W. Schussler
                                            ---------
(the "Consultant").
      ----------

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, Purchaser, LSR Acquisition Corp., a Delaware corporation (the "Merger Sub"), and Rainforest Cafe, Inc., a Minnesota corporation (the
 ----------
"Company"), have entered into an Agreement and Plan of Merger dated as of the
 -------
date hereof (as the same may be amended from time to time, the "Merger
                                                                ------
Agreement");

          WHEREAS, the Company and Consultant have entered into a Change of Control Agreement dated as of June 8, 2000 (the "Change of Control Agreement");
                                                 ---------------------------

          WHEREAS, the Consultant desires to perform services for Purchaser in accordance with and subject to the terms and conditions provided herein;

          WHEREAS, the Consultant desires to be bound by the noncompetition, nonsolicitation, confidentiality and other terms and provisions contained in this Agreement; and

          WHEREAS, the Consultant acknowledges that Purchaser would not have entered into the Merger Agreement absent the transactions contemplated by this Agreement.

          NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                CERTAIN MATTERS

          Section 1.1    Effectiveness. Sections 1.3 and 1.5 and Articles II and
                         -------------
III of this Agreement shall become effective only upon the time of first acceptance for payment of Shares under the Offer (as such capitalized terms are defined in the Merger Agreement). If the Merger Agreement is terminated for any reason, then this Agreement shall terminate and be of no force or effect.

          Section 1.2    Company Options. Notwithstanding anything to the
                         ---------------
contrary contained in the Change of Control Agreement, each vested option to acquire shares of Company common stock held by Consultant at the Effective Time (as defined in the Merger Agreement) which has an exercise price less than the Offer Price (as such term is defined in the Merger Agreement) shall be cancelled and terminated at the Effective Time in consideration for a payment in cash by the Company to Consultant promptly following the Effective Time of an amount equal to the product obtained by multiplying (x) the excess (if any) of the Offer Price over the per share exercise price of such option and (y) the number of shares of Company common stock covered by such option. Notwithstanding anything to the contrary contained in the Change of Control Agreement, effective as of and subject to the Effective Time, Consultant releases, waives and forever relinquishes any options to acquire shares of Company common stock held by Consultant at the Effective Time pursuant to any stock option plan or otherwise, whether or not such options are vested or unvested, in respect of which the Company is not obligated to make a payment to the Consultant pursuant to the immediately preceding sentence. Nothing in this Section 1.2 shall prohibit the Consultant from exercising any options to acquire shares of Company common stock prior to the Effective Time.

          Section 1.3    Compensation and Related Matters.
                         --------------------------------

          (a) Consulting Fee.  In consideration of the covenants of the
              --------------
Consultant contained in this Agreement, Purchaser shall pay to the Consultant:
(i) a one-time fee equal to five hundred thousand dollars ($500,000) on July 1, 2001; (ii) an aggregate amount equal to one hundred thousand dollars ($100,000), through the monthly payment to the Consultant of $8,333 after the first acceptance of Shares for payment under the Offer, provided that (1) the first monthly payment to Employee shall be made within fifteen days of the first acceptance of Shares for payment under the Offer and subsequent payments shall be made every 30 days thereafter to employee and (2) if the entire amount specified in this clause (ii) has not been paid to the Consultant by July 1, 2001 through such monthly payments then any such remaining amount shall be paid to the Consultant in a lump sum on July 1, 2001;
(iii) an amount equal to two times the Consultant's Annual Compensation (as defined in the Change of Control Agreement), through the continued bi-weekly payment to the Consultant of his annual base salary after the date of termination of Consultant's employment, provided that if the entire amount specified in this clause (iii) has not been paid to the Consultant by July 1, 2001 through such bi-weekly payments then any such remaining amount shall be paid to the Consultant in a lump sum on July 1, 2001; (iv) an amount equal to the six month cost to Consultant of continuing Consultant's present health care coverage under the Company's COBRA program (grossed up to compensate Consultant for the taxable nature of such payment), payable in twelve equal bi-weekly installments after the date of the termination of Consultant's employment with the Company; and (v) an amount equal to the six month cost to the Company of continuing to provide Consultant's non-electable current life insurance and insurance coverage for accidental death and disability assuming Consultant had continued as an employee of the Company (all as grossed-up to compensate Consultant for the taxable nature of such payments), payable in twelve equal bi-weekly installments after the date of the termination of Consultant's employment with the Company. Except as provided under Section 1.4 hereof, the Purchaser shall have no right of setoff under this Agreement.

          (b) Business Expenses.  The Consultant will be reimbursed by Purchaser
              -----------------
for all ordinary and reasonable business expenses incurred by him in connection with his performance of consulting services hereunder upon submission by the Consultant of receipts and other documentation as may be requested by Purchaser.

          Section 1.4    Setoff of Payments under this Agreement.
                         ---------------------------------------
Notwithstanding anything to the contrary contained in this Agreement or in the Change of Control Agreement, any amounts payable by Purchaser to the Consultant
(x) under this Agreement (including, without limitation, pursuant to Sections
1.2 and 1.3 hereof) and (y) under the Offer and the Merger in consideration for his Shares, shall be offset (i) first, against any and all amounts of interest due or owing to the Company by Consultant under the Loan Agreement, and (ii) second, against any and all amounts of principal outstanding under the Loan Agreement. For purposes of this Agreement, the term "Loan Agreement" means the
                                                     --------------
Secured Demand Note dated November 3, 1999, by Consultant in favor of the Company, evidencing indebtedness in the amount of $1,700,000.

          Section 1.5      Termination of Employment.  Effective as of the time
                           -------------------------
of first acceptance of Shares for payment under the Offer, the Consultant: (i) acknowledges and agrees that his employment with the Company shall be terminated, and, except as expressly provided for under this Agreement, the Company shall not owe Consultant any monies, securities, severance payments or other consideration with respect to his terminated employment, including any compensation, benefits and any other amounts payable under the Change of Control Agreement; (ii) shall resign as a director of the Company and its subsidiaries (including The Rainforest Cafe Friends of the Future Foundation); and (iii) irrevocably and unconditionally discharges the Company of any and all of its obligations under the Change of Control Agreement.

          Section 1.6    Tender of Shares.
                         ----------------

          (a) In order to induce Purchaser to enter into the Merger Agreement, the Consultant hereby agrees to validly tender (or cause the record owner of such Shares to validly tender) (and hereby authorizes the Company to act on his behalf with respect to the Shares which are subject to Section 1.7 hereof) not later than the fifteenth business day after commencement of the Offer pursuant to Section 1.1 of the Merger Agreement and Rule 14d-2 under the Exchange Act, and not to withdraw, pursuant to and in accordance with the terms of the Offer, all of the Shares which are Beneficially Owned by the Consultant as of the date hereof, and any Shares acquired by the Consultant in any capacity after the date hereof and prior to the termination of this Agreement by means of purchase, dividend, distribution or in any other way; provided, however, that, in the event that immediately preceding
               --------  -------
the expiration of the Offer more than 51% of the then outstanding Shares have been validly tendered (and not withdrawn) into the Offer and Consultant has complied with this Section 1.6(a), then Consultant may withdraw a number of his Shares from the Offer immediately prior to the expiration of the Offer as is equal to the excess (if any) of the actual number of Shares which have been validly tendered (and not withdrawn) into the Offer over the number of Shares which are equal to 51% of the then outstanding Shares. The Consultant hereby acknowledges and agrees that the Purchaser's obligation to accept for payment and pay for the Shares in the Offer, including the Shares Beneficially Owned by the Consultant, is subject to the terms and conditions of the Offer.

          (b) The Consultant hereby permits the Purchaser to publish and disclose in the Offer documents and, if approval of the Company's shareholders is required under applicable law, any proxy statement (including all documents and schedules filed with the SEC), his identity and ownership of the Shares and the nature of his commitments, arrangements and understandings under this Agreement.

          (c) For purposes of this Agreement, the term "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person shall include securities Beneficially Owned by all other persons with whom such person would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act.

          Section 1.7    Perfected Security Interest. Concurrently with the
                         ---------------------------
execution of this Agreement, the Consultant has delivered to the Company certificates evidencing all of his Shares together with executed stock powers and such documents as may be necessary to cause the Company to have a perfected first priority security interest in the Shares securing the indebtedness owing under the Loan Agreement. The Company shall tender such Shares into the Offer on behalf of the Consultant as provided for under Section
1.6 above.



                                  ARTICLE II

                                  CONSULTING

          Section 2.1    Engagement as Consultant. Purchaser hereby agrees to
                         ------------------------
engage the Consultant, and the Consultant hereby agrees to perform services for Purchaser, on the terms and conditions set forth herein.

          Section 2.2    Term.  The term (the "Term") of the covenants contained
                         ----                  ----
in Article II of this Agreement is for the twenty-four month period commencing as of the time of first acceptance for payment of Shares under the Offer, subject to earlier termination pursuant hereto.

          Section 2.3    Duties and Reporting Relationship.  From time to time
                         ---------------------------------
during the Term, the Consultant shall perform such services relating to the business of Purchaser as the Consultant and the President of the Purchaser (or his designee) shall mutually agree. The Consultant shall in no event be required to provide more than ten (10) hours per week of consulting services to Purchaser for the first three months of the Term, and no more than twenty (20) hours per month of consulting services to Purchaser thereafter, except in each case as agreed to by the Consultant. The scheduling of such time shall be at the Consultant's sole discretion. Except as provided in Article IV hereof, Purchaser acknowledges that the Consultant is permitted to pursue other activities, whether of a personal or business nature, and, accordingly, may not always be immediately available to Purchaser.

          Section 2.4    Place of Performance.  The Consultant shall perform his
                         --------------------
duties and conduct his business at such locations as are reasonably acceptable to him; provided, however, that, as mutually agreed, the
        --------  -------

Consultant will be available to travel domestically to meet from time to time with representatives of Purchaser.


                                  ARTICLE III

                              TRANSITION MATTERS

          Section 3.1    Transition Matters.  The Consultant shall render such
                         ------------------
services to Purchaser as the Consultant and the President of the Purchaser (or his designee) shall mutually agree with respect to (i) Purchaser and Company business matters relating to the transition period prior to and following the Merger and (ii) integration of the business of the Company with the business of Purchaser.


                                  ARTICLE IV

                                NON-COMPETITION

          Section 4.1    Reasonableness of Provisions.
                         ----------------------------

          (a) The Consultant acknowledges and agrees that the provisions contained in Article IV of this Agreement are reasonable with respect to their duration, geographical area and scope. Without limiting the generality of the foregoing, the Consultant further acknowledges and agrees that any and all of the provisions of Article IV of this Agreement are reasonable and necessary to protect the legitimate interests of the Purchaser. For purposes of this Article IV only, the term "Purchaser" shall mean any and all of Purchaser and its
                   ---------
subsidiaries from time to time (including, without limitation, the Surviving Corporation (as such term is defined in the Merger Agreement) from and after the time of the first acceptance for payment of Shares under the Offer).

          (b) The Consultant acknowledges and agrees that the food service and theme restaurant business of the Purchaser (as such business is conducted as of the date of this Agreement and may be conducted from time to time in the future, the "Business") is intensely competitive and that the Consultant has had access
     --------
to, has and may in the future have knowledge of confidential information of the Purchaser, including, but not limited to, the identity of the Purchaser's demographic and other information related to actual and targeted customers of Purchaser, computer software applications and other programs, personnel information, intellectual property and other trade secrets (collectively, the "Confidential Information").
                    -------------------------

          (c) The Consultant acknowledges and agrees that the Consultant's engaging in any of the activities prohibited by this Agreement may constitute improper appropriation or use of the Confidential Information or both. The Consultant acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectible business interest of Purchaser.

          Section 4.2    Noncompetition.
                         --------------

          (a) During the Restricted Period, the Consultant shall not (either directly or indirectly, through Representatives or otherwise), anywhere in the world, engage in, invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be associated with as an officer, employee, partner, director or otherwise with, or aid or assist any other person in the conduct of, any restaurant, food service or restaurant business (i) with a name, logo, trade dress or other Company Intellectual Property (as such term is defined in the Merger Agreement) used by, or similar to the name, logo, trade dress or other Company Intellectual Property of, the Company (including, without limitation, the "Rainforest Cafe" name, logo, trade dress and other Company Intellectual Property), or (ii) located in a facility (or its surrounding environs) at a theme park owned, managed, leased or operated in whole or in part by Disney or any one or more of its subsidiaries (each, a "Disney Theme Park") in which facility (or surrounding
                           -----------------
environs) a Rainforest Cafe is presently operated or is presently contemplated to be opened; provided, however, that notwithstanding anything to the contrary
              --------  -------
in this Section 4.2(a), the Consultant may purchase or otherwise acquire up to ten percent (10%) of any class of securities of any person (but without otherwise participating in the activities of such person) if such securities are listed on any national securities exchange or NASDAQ.

          (b) From and after the date hereof, the Consultant shall not engage, directly or indirectly, in any communications (whether written or oral) with any Disney entity or any officer, director, employee subsidiary, affiliate or representative of any Disney entity or of any affiliate or subsidiary of any Disney entity relating in any respect to Rainforest Cafe or the historical or ongoing business (including, without limitation, the performance, reputation, appeal or creative ideas relating thereto) of Purchaser or Rainforest or any of their respective subsidiaries.

          Section 4.3    No Disparagement or Communication.
                         ---------------------------------

          (a) Consultant shall not make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) to the press, media or any third party, that (i) disparages the reputation or business of Purchaser, the Offer, the Merger or the other transactions contemplated by the Merger Agreement, or (ii) discusses or otherwise relates to the Rainforest Cafe concept, its creation, or the historical or ongoing business of the Company or Rainforest Cafe, or new restaurant openings; provided,
                                                               --------
however, that nothing in clause (ii) of this Section 4.3 shall prohibit
-------
Consultant from making factual statements relating to the Company or Rainforest Cafe with respect to the period of time between its creation and the time of first acceptance for payment of Shares under the Offer. In the event that the Consultant is questioned, or is asked to comment or respond to a statement or inquiry from any press or media which relates, directly or indirectly, to ongoing business activities of the Company or Rainforest Cafe or the opening of a new restaurant, then Consultant shall unequivocally state at the outset of any such interaction that he is no longer employed by the Company and that all inquiries relating to the Company or Rainforest Cafe should be referred to Purchaser.

          (b) The Purchaser shall not make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) to the press, media or any third party, that disparages the reputation of the Consultant.

          Section 4.4    [Intentionally Omitted]

          Section 4.5      Nonsolicitation.
                           ---------------

          (a) During the Restricted Period, the Consultant shall not (either directly or indirectly through Control Representatives, circulars, advertisements or otherwise), whether on behalf of the Consultant or on behalf of any other person:

               (i) solicit (or cause, or authorize, to be solicited), divert or otherwise attempt to obtain the business of any person who is, or has at any time within three (3) years prior to the date of such action been, a franchisee, licensee or business relation of the Purchaser for any purpose which is competitive with the Business;

              (ii) disturb or attempt to disturb in any adverse respect any business relationship between any person and the Purchaser;

             (iii) seek or attempt to persuade, induce or encourage any director, officer or employee of the Purchaser to discontinue his or her status or employment therewith or to become employed or otherwise engaged in a business of the same or of a similar nature to the Business;

              (iv) solicit or employ, or otherwise hire or engage as an employee, independent contractor, consultant, advisor or otherwise, any person employed by Purchaser; and

               (v) solicit or employ, or otherwise hire or engage as an employee, any person at any time within six (6) months following the date of cessation of employment of such person or the termination of such person's other status, as the case may be, with the Purchaser; provided,
                                                                    --------
     however, that nothing in
     -------
     this clause (v) shall prohibit the Consultant from employing any Group 2 Employee (as defined in the Merger Agreement) as an employee, independent contractor, consultant, advisor or otherwise, at any time from and after ninety days following the time of first acceptance for payment of Shares under the Offer provided that such Group 2 Employee has ceased to be employed by Purchaser.

               Section 4.6    Additional Acknowledgments and Agreements.  In
                              -----------------------------------------
addition to the foregoing, Consultant acknowledges and agrees that he will not make any use whatsoever of any Company Intellectual Property for any reason whatsoever. Consultant also acknowledges and agrees that he has no right, title, or interest in, or to any Company Intellectual Property. Notwithstanding the foregoing, to the extent that Consultant created any Company Intellectual Property, Consultant hereby assigns to Company all of his right, title and interest (if any) in, to and under, all Company Intellectual Property retroactive to the date he created such Company Intellectual Property.

          Section 4.7    Term.
                         ----

          (a) Unless otherwise expressly limited by the terms hereof, all covenants contained in Sections 4.3, 4.4 and 4.6 of this Agreement shall remain in effect and survive indefinitely.

          (b) For purposes of Article IV of this Agreement, the term "Restricted
                                                                      ----------
Period" means the period commencing on the date hereof through to the fifth
------
annual anniversary of the Closing Date.

          Section 4.8    Definitions.  For purposes of Article IV of this
                         -----------
Agreement, the following terms shall have the following meanings:

          (a) "affiliate" of any person means another person that directly or
               ---------
indirectly controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of
                     -------
the power to direct or cause the direction of the management policies of a person,
whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For the purposes of this Agreement, the term "affiliated" has a meaning correlative to the foregoing;
 ----------

          (b) "Control Representative" of any person means the Representatives
               ----------------------
of such person which are controlled (as such term is defined in the definition of "affiliate" above) by such person;

          (c) "Other Representative" of any person means all Representatives of
               --------------------
such person other than the Control Representatives of such person;

          (d) "person" means any natural person, firm, partnership, association,
               ------
corporation, company, limited liability company, unincorporated organization, joint venture, trust, self-regulatory organization, business trust, Governmental Authority or other entity;

          (e) "Representative" of any person means such person's subsidiaries
               --------------
and affiliates and the directors, officers, employees, agents, affiliates, consultants, advisors and other representatives of such person and each of such person's subsidiaries and affiliates; and

          (f) "subsidiary" of any party means (x) a corporation, a majority of
               ----------
the voting or capital stock of which is as of the time in question directly or indirectly owned by such party and (y) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or similar entity, in which such party, directly or indirectly, owns a majority of the equity interest thereof or has the power to elect or direct the election of a majority of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).
                          ----


                                   ARTICLE V

                                 MISCELLANEOUS

          Section 5.1    Independent Contractor.  During the term of this
                         ----------------------
Agreement, the Consultant shall be an independent contractor and not an employee of Purchaser.

          Section 5.2    Successors; Binding Agreement. This Agreement and all
                         -----------------------------
rights of the parties hereunder shall inure to the benefit of and be enforceable by each party's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          Section 5.3    Notices.  All notices and other communications
                         -------
hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other addresses for a party as shall be specified by the notice):

          If to Purchaser:

               Landry's Seafood Restaurants, Inc.
               1400 Post Oak Blvd., Suite 1010
               Houston, Texas 77056
               Attention:  Steven L. Scheinthal
               Telephone No.:  (713) 850-1010
               Telecopy No.:   (713) 623-4702


          If to the Consultant:

               3216 Gettysburg Avenue South
               St. Louis Park, Minnesota  55416
               Telephone No.:  (612) 936-9651


          Section 5.4    Specific Performance.  The Consultant recognizes and
                         --------------------
agrees that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to the Purchaser for which money damages would not be an adequate remedy. Accordingly, the Consultant agrees that, in addition to any other available remedies, the Purchaser shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, the Consultant shall not allege, and the Consultant hereby waives the defense, that there is an adequate remedy at law.

          Section 5.5    Severability; Modification.  If any provision(s) of
                         --------------------------
this Agreement shall for any reason be invalid or unenforceable in any jurisdiction, such provision(s) shall be ineffective in such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Without limiting the generality of the immediately preceding sentence, in the event that a court of competent jurisdiction determines that the provisions of this Agreement would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities, or too long a period of time, or otherwise, then such provisions will automatically be modified to cover the maximum geographic area, range of activities, and period of time as may be enforceable, and, in addition, such court is hereby expressly authorized so to modify this Agreement and to enforce it as so modified.

          Section 5.6    Interpretation.  The parties have participated jointly
                         --------------
in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          Section 5.7    Assignment.  Neither this Agreement, nor any rights,
                         ----------
interests or obligations hereunder, may be directly or indirectly assigned, delegated or transferred by any party to this Agreement, in whole or in part, to any other person without the prior written consent of the other party hereto; provided, however, that the Purchaser may freely assign (whether by operation of
--------  -------
law or otherwise) all or a portion of its rights under this Agreement. The Company shall be entitled to rely upon the Consultant's undertakings and agreements contained in this Agreement.

          Section 5.8    Miscellaneous.  No provisions of this Agreement may be
                         -------------
modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by a party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by the parties which are not set forth expressly in this Agreement. This Agreement shall be governed and construed in accordance with the laws of the State in which the Purchaser is incorporated on the date hereof, without giving effect to the principles of conflicts of law thereunder or of any other jurisdiction.

          Section 5.9    Contents of Agreement.  This Agreement sets forth the
                         ---------------------
entire agreement of the parties hereto with respect to the matters contemplated hereby. This Agreement supersedes all prior agreements and understandings among the parties hereto relating to the subject matter hereof.

          Section 5.10   Section Headings and Gender. All Section headings and
                         ---------------------------
the use of a particular gender are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

          Section 5.11   Counterparts.  This Agreement may be executed in
                         ------------
counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

          Section 5.12   Provision of Notice. Purchaser shall notify Consultant
                         -------------------
in the event that Purchaser has knowledge that Consultant has materially violated any of his obligations under this Agreement; provided, however, that
                                                      --------  -------
any failure by Purchaser to provide, or any delay in Purchaser's providing, any such notice to Consultant shall not in any manner affect, limit, discharge, waive or restrict (i) any of the Purchaser's or the Company's rights under this Agreement or under law or (ii) any of the Consultant's obligations under this Agreement. In the case of a violation of this Agreement by Consultant which is capable of being cured, Consultant shall have up to ten days after the receipt of the notice specified in the preceding sentence to cure such violation.

          Section 5.13   Attorney Fees. Should either party bring an action in
                         -------------
connection with a breach of, or failure to perform, any of the terms of this Agreement, then the prevailing party shall be entitled to recovery of its attorney's fees and expenses from the non-prevailing party.

          IN WITNESS WHEREOF, the parties hereto have executed this Employee Termination, Consulting and Non-Competition Agreement as of the date and year first above written.


                              /s/ Steven W. Schussler
                              -------------------------------------
                              Steven W. Schussler




                              LANDRY'S SEAFOOD
                              RESTAURANTS, INC.


                              By: /s/ Steven Scheinthal
                              -------------------------------------
                              Name: Steven Scheinthal
                              Title: Vice President